Letterhead of KENNY S&P EVALUATION SERVICES,
      A Division of J.J. Kenny Co., Inc.




                                         April 17, 1997




Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048

  Re:  Dean Witter Select Municipal Trust,
       Long Term Portfolio Series 118



Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 33-28328 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                      Sincerely,


                      Frank A. Ciccotto
                      Frank A. Ciccotto
                      Vice President


                                             Exhibit 23.1b.







                      CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 4, 1997, accompanying the financial statements of the Dean Witter Select Municipal Trust Long Term Portfolio Series 118 included herein and to the reference to our Firm as experts under the heading "Auditors" in the Prospectus which is a part of this registration statement.



DELOITTE & TOUCHE LLP






April 17, 1997
New York, New York